Exhibit 99.1

Glori Energy Reports Third Quarter 2015 Operating and Financial Results

Production Increased 11% from 2nd Quarter 2015

Net Loss Per Share of $0.04 Compared to Net Loss Per Share of $0.01 in the Year-ago Period

HOUSTON, Nov. 6, 2015 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO® System, today reported financial and operating results for the three months ended September 30, 2015. Highlights include:

  AERO deployment at Coke field continuing as planned. Field production stable since early deployment with no decline in rate.
  Phase II AERO implementation in Coke field initiated. Work starting in November to add three to four AERO injection sites around the field via recompletion of existing inactive wells.
  Signed a new third-party AERO services customer contract for a field in South Texas.
  Actively pursuing additional field acquisitions that are good candidates for Glori's microbial enhanced oil recovery technology.

Stuart Page, Chief Executive Officer of Glori Energy, said, "We began injecting AERO technology nutrients into one well at our Coke Field in mid-July, and on our last quarter's earnings call I stated our expectation that initially we would start to see a flattening of the natural production decline within two to four months, followed by a gradual building of the production rate. Overall field production rate has been flat with no decline over the past few months, but it is still too early to take this as definitive impact from AERO. We will continue to observe the performance over time and look for continued, sustained trends.

"Over the next few months, we will implement phase II AERO deployment into as many as four additional wells around the periphery of the field. We have done an additional evaluation of existing non-producing wellbores in the Coke Field and determined that certain wellbores are suitable AERO injector candidates. Rather than drill additional new wells, we plan to recomplete three to four wells, which would allow us to begin nutrient injection in additional locations around the field early in the first quarter of 2016. We expect this work will reduce required capital expenditures and accelerate full-field AERO deployment. Through AERO implementation, we believe Glori may be able to ultimately recover as much as 7 million additional barrels of oil from the Coke Field at a low incremental cost," Page said.

Glori Energy is also continuing to seek and evaluate additional field acquisition opportunities that would be suitable candidates for AERO deployment. Similar to its Coke and Bonnie View acquisitions, Glori plans to grow the company by acquiring mature fields with significant oil remaining in place and exploit them using its patented AERO microbial enhanced oil recovery technology.

In its Services segment, Glori signed a new contract with Abraxas Petroleum Corporation for an AERO injection project in South Texas that will focus on mobilization of residual oil in a reservoir that is currently not producing. This project will also showcase Glori's new proprietary water conditioning process that will clean water from producing wells in order to recycle into the AERO process. This will be the first client deployment of this new technology which was developed to reduce the cost of AERO implementation and increase the available market to include those fields with no access to compatible water.

Financial Results

Glori generates revenues through the production and sale of oil and natural gas (the "Oil and Gas Segment") and through services provided to third-party oil companies (the "Services Segment").

Total revenues for the third quarter of 2015 were $2.0 million, down $3.4 million from $5.4 million in the prior-year period due primarily to the significant decline in oil prices and reduced services project activity. Oil and Gas Segment revenues decreased to $1.7 million from $4.1 million in the third quarter of 2014, reflecting a 56% decrease in average oil prices received and a 4% decrease in oil and gas volumes produced in the third quarter of 2015. AERO Services Segment revenues were $281,000, down from $1.4 million in the third quarter of 2014 as a result of the reduced level of spending by the oil industry and decreased interest in launching new projects as a result of the lower oil prices.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the third quarter was a negative $968,000, compared to a negative $404,000 for the third quarter of 2014. (See the accompanying reconciliation of net loss to adjusted EBITDA.)

Reported net loss was $1.3 million, or a net loss of $0.04 per common share, which included a gain on commodity derivatives of approximately $2.6 million, including $878,000 in realized cash settlements received. This compares to a reported third quarter 2014 net loss of $356,000, or a net loss of $0.01 per share, which included a gain from commodity derivatives of $2.0 million. Excluding the impact of the unrealized gain on commodity derivatives, adjusted net loss for the third quarter 2015 was $3.1 million or an adjusted net loss of $0.10 per common share compared to an adjusted net loss in the third quarter of 2014 of $2.6 million or an adjusted net loss of $0.08 per common share. (See the accompanying reconciliation of net loss to adjusted net loss excluding special items.)

Oil and Gas Segment

Revenues from oil, condensate and natural gas decreased $2.4 million to $1.7 million in the third quarter of 2015 compared to the prior-year period. Average daily production was 483 net barrels of oil equivalent per day ("BOE/D") of which 91% was from oil and condensate. Average realized price was $42.44 per barrel of oil and $1.48 per thousand cubic feet of natural gas. After the effect of oil swap settlements, oil price per barrel was approximately $64.18. Total production in the third quarter of 2015 increased approximately 11% from second quarter 2015 production due primarily to the addition of production from the Bonnie View Field which produced 66 BOE/D in the third quarter. Production from the Coke Field also increased in the third quarter of 2015 to 418 net BOE/D versus 412 net BOE/D in the second quarter of 2015. Oil production in the second quarter of 2015 included 9 BOE/D from the Etzold Field which was sold on July 1, 2015.

Third quarter 2014 production was 502 net BOE/D with an average realized oil price of $95.90. Including the effect of oil swap settlements, average realized price was $91.68 in the third quarter 2014.

Oil and gas expenses in the third quarter of 2015 were $2.5 million, a decrease of 18% compared to $3.1 million in the third quarter of 2014, due primarily to a 12% reduction in lease operating expenses, a 94% reduction in acquisition expenses, and a 58% reduction in severance taxes as a result of lower oil prices. Lease operating expenses decreased 19%, excluding the acquisition of the Bonnie View field on June 1, 2015, which contributed $136,000 in lease operating expenses in the quarter. These decreases were partially offset by additions to professional and technical staff compared to the prior-year period. Included in oil and gas operating expenses for the third quarter of 2015 are direct lease operating expenses of approximately $1.8 million, ad valorem taxes of $91,000, exploration expenses of $102,000, production taxes of $81,000, third party professional fees of $21,000, acquisition expenses of $16,000 and compensation and other administrative expenses associated with our acquisitions and production professional personnel of $475,000.

As part of our cost reduction initiatives, Glori completed the sale of the Etzold greenfield lab in Kansas in July 2015. We received proceeds of $75,000 in cash and reported a gain of $422,000 in the third quarter of 2015.

We had price swap derivatives in place covering approximately 54% of our oil and condensate production for the third quarter 2015 and continue to maintain swaps covering a portion of estimated future production. Our commodity swaps resulted in a gain of $2.6 million in the third quarter 2015 due to the decrease in oil futures prices which occurred between June 30, 2015 and September 30, 2015. This gain included $878,000 in realized cash settlements received. In the previous year's third quarter, we recorded a net gain on commodity derivatives of $2.0 million, which was net of $179,000 in realized cash settlements paid.

Glori has oil derivative contracts for 7,300 barrels per month at $86.50 through March 2016, followed by contracts covering 6,550 barrels per month at $82.46 through March 2017 and contracts covering 5,800 barrels per month at $80.53 through March 2018.

AERO Services Segment

Revenues from the AERO Services Segment in the third quarter 2015 decreased to $281,000 from $1.4 million in last year's third quarter. The decrease was primarily due to a decline in the number of new projects.

AERO Services operating expenses decreased 40% to $395,000 in the third quarter of 2015 compared to $657,000 in the same period in 2014, primarily due to a $145,000 decrease in domestic project expenses required for a lower number of projects and decreased compensation expense.

Other Expenses

During the third quarter, science and technology expenses decreased to $425,000 from $449,000 a year ago, primarily due to a decrease of $65,000 in lab supplies and materials purchased in support of client AERO projects and a decrease of $21,000 in salaries expense due to cost reduction efforts. These decreases were partially offset by increases in stock based compensation and third-party research fees.

Selling, general and administrative expense decreased 17% to $1.3 million in the third quarter of 2015, compared to $1.6 million in the prior-year period primarily due to a decreases in professional fees, sales and marketing costs and salaries. These cost decreases were partially offset by increases in insurance and facility expenses.

Depreciation, depletion and amortization decreased from $1.3 million in the third quarter of 2014 to $1.2 million in the third quarter of 2015 due to lower depletion expense related to the December 2014 asset impairment of the Coke and Etzold fields as a result of the sharp drop in oil prices.

Interest expense decreased $222,000 to $483,000, compared with $705,000 in the third quarter of 2014, as a result of the reduction of debt which was used to partially fund the Coke Field acquisition and the March 2015 prepayment of another secured note which was outstanding for the full 2014 period.

Liquidity

At September 30, 2015, Glori had working capital of $11.7 million, down from $26.2 million at December 31, 2014. Cash and cash equivalents were $12.3 million, down from $29.8 million at December 31, 2014. Our primary use of capital historically has been to fund the acquisition of oil properties, fund our operations, including our research and development efforts, and for the repayment of debt. Capital expenditures for the first nine months of 2015 totaled $5.5 million, of which $2.6 million was the acquisition of the Bonnie View Field, with the remainder consisting primarily of expenditures related to the implementation of AERO at the Coke field, including unitization, drilling an injector well, related surface facilities and other unproved property lease costs in East Texas.

Glori is pursuing the acquisition of oil properties that are appropriate for the implementation of its AERO System, which it expects to fund from existing cash balances, borrowings under reserve-based credit facilities to be established, and depending on the size of such acquisitions and capital market conditions, the possible issuance of equity securities.

Conference Call

Glori has scheduled a conference call for 11:00 a.m. ET (10:00 a.m. CT) today to discuss third quarter 2015 financial and operating results. To participate, dial 1-877-407-0672 (toll free) or 1-412-902-0003 and ask for the Glori Energy call or access the audio webcast via the Investor Relations section of Glori's website at www.GloriEnergy.com. Please dial in at least 10 minutes prior to the scheduled start time. A telephonic replay will be available approximately three hours after the call through November 13. Participants may access the replay by dialing 1-877-660-6853 (toll free) or 1-201-612-7415 (international) and using the conference ID 13622345#.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes," "expects," "anticipates," "intends," "estimates," "projects," "predicts," "potential," "target," "goal," "plans," "objective," "should," "could," "will," or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, including the ROF models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; the continued decline in oil prices and the sustained low oil price environment; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; the potential delisting of our common stock from NASDAQ; the expected cost of recovering oil using the AERO System, demand for Glori's AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world's reservoirs that are suitable for the AERO System; Glori's ability to create positive cash flows; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; Glori's ability to develop and maintain positive relationships with its customers and prospective customers; and such other factors as are discussed in Item 1A "Risk Factors" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the 2014 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2015. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori's filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Lisa Elliott/ Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

Media Contact
Meredith Frazier
BIGfish Communications for Glori Energy
513-402-8833
Meredith@bigfishpr.com

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
	(Unaudited)		(Unaudited)
Revenues:
Oil and gas revenues	$4,103	$ 1,738	$ 8,489	$ 5,874
Service revenues	1,355	281	3,527	1,344
Total revenues	5,458	2,019	12,016	7,218

Operating expenses:
Oil and gas operations	3,088	2,539	7,309	7,431
Service operations	657	395	2,715	1,450
Science and technology	449	425	1,166	1,528
Selling, general and administrative	1,572	1,297	4,204	4,549
Depreciation, depletion and amortization	1,325	1,230	2,931	3,337
Total operating expenses	7,091	5,886	18,325	18,295

Loss from operations	(1,633)	(3,867)	(6,309)	(11,077)

Other income (expense):
Interest expense	(705)	(483)	(2,309)	(1,728)
Gain on change in fair value of warrants	-	-	2,454	-
Gain (loss) on commodity derivatives	2,027	2,628	(764)	3,017
Other income	6	422	21	417
Total other income (expense), net	1,328	2,567	(598)	1,706

Net loss before taxes on income	(305)	(1,300)	(6,907)	(9,371)

Income tax expense (benefit)	51	3	193	(168)

Net loss	$ (356)	$(1,303)	$(7,100)	$(9,203)

Net loss per common share, basic and diluted	$ (0.01)	$ (0.04)	$ (0.25)	$ (0.29)

Weighted average common shares outstanding, basic and diluted	31,475	31,845	27,975	31,738

Consolidated Balance Sheets
(in thousands, except per share data)

	December 31, 2014	September 30, 2015
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$ 29,751	$ 12,298
Accounts receivable	1,371	1,228
Prepaid expenses and other current assets	244	276
Commodity derivative contracts	2,905	3,049
Total current assets	34,271	16,851

Property and equipment:
Proved oil and gas properties - successful efforts	45,694	47,859
Other property and equipment	5,941	6,455
	51,635	54,314

Less: accumulated depreciation, depletion and amortization	(22,822)	(22,848)
Total property and equipment, net	28,813	31,466

Commodity derivatives	2,891	3,115
Deferred loan costs and other	490	305
Deferred tax asset, net	970	1,041
Total assets	$ 67,435	$ 52,778

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 2,251	$ 857
Deferred revenues	653	-
Accrued expenses	1,792	1,213
Current portion of long-term debt	2,380	2,081
Current deferred tax liability, net	970	1,041
Total current liabilities	8,046	5,192

Long-term liabilities:
Long-term debt, less current portion	16,845	12,889
Other long-term liabilities	1,329	1,441
Total long-term liabilities	18,174	14,330
Total liabilities	26,220	19,522

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2014 and September 30, 2015
Common stock, $.0001 par value, 100,000,000 shares authorized, 31,499,303 and 31,848,857 shares issued and outstanding as of December 31, 2014 and September 30, 2015, respectively	3	3
Additional paid-in capital	105,383	106,627
Accumulated deficit	(64,171)	(73,374)
Total stockholders' equity	41,215	33,256
Total liabilities and stockholders' equity	$ 67,435	$ 52,778

Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2014	2015
	(Unaudited)
Cash flows from operating activities:
Net loss	$(7,100)	$(9,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	2,931	3,337
Exploration expenses	-	102
Stock-based compensation	232	1,105
Bad debt expense	-	36
Amortization of deferred loan costs	326	248
Accretion of end-of-term charge	72	40
Unrealized loss (gain) on change in fair value of commodity derivatives	362	(368)
Gain on change in fair value of warrant liabilities	(2,454)	-
Accretion of discount on long-term debt	50	28
Loss on disposal of property and equipment	-	71
Non-cash gain on the sale of Etzold	-	(347)
Changes in operating assets and liabilities:
Accounts receivable	(1,985)	107
Prepaid expenses and other current assets	(141)	(32)
Accounts payable	409	(1,555)
Deferred revenues	(896)	(653)
Accrued expenses	1,041	(619)
Net cash used in operating activities	(7,153)	(7,703)

Cash flows from investing activities:
Purchase of proved oil and gas property	(41,048)	(4,983)
Purchase of other property and equipment	(643)	(560)
Net cash used in investing activities	(41,691)	(5,543)

Cash flows from financing activities:
Proceeds from issuance of common stock, preferred stock and preferred warrants	5,019	-
Proceeds from issuance of long-term debt	24,035	52
Proceeds from the exercise of stock options	-	139
Proceeds from merger with Infinity Corp. including private placement of common stock	38,441	-
Proceeds from exercise of warrants	4,188	-
Payments for deferred offering costs	(3,337)	-
Payments for deferred loan costs	(767)	(63)
Payments on long-term debt	(6,948)	(4,335)
Net cash provided by (used in) financing activities	60,631	(4,207)

Net increase in cash and cash equivalents	11,787	(17,453)

Cash and cash equivalents, beginning of period	20,867	29,751

Cash and cash equivalents, end of period	32,654	12,298

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2014	2015	2014	2015

Net loss	$ (356)	$ (1,303)	$ (7,100)	$ (9,203)
Unrealized (gain) loss on commodity swaps	(2,206)	(1,750)	362	(368)
Gain on change in fair value of warrants	-	-	(2,454)	-
Adjusted net loss	$ (2,562)	$ (3,053)	$ (9,192)	$ (9,571)

Adjusted net loss per share	$ (0.08)	$ (0.10)	$ (0.33)	$ (0.30)

Weighted average common shares outstanding	31,475	31,845	27,975	31,738

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2014	2015	2014	2015

Net loss	$ (356)	$ (1,303)	$ (7,100)	$ (9,203)
Taxes on income	51	3	193	(168)
Interest expense	705	483	2,309	1,728
Depreciation, depletion and amortization	1,325	1,230	2,931	3,337
EBITDA	$ 1,725	$ 413	$ (1,667)	$ (4,306)

Gain on change in fair value of warrants	-	-	(2,454)	-
Unrealized (gain) loss on commodity swaps	(2,206)	(1,750)	362	(368)
Exploration expenses	-	102	-	102
Stock-based compensation	77	267	232	1,105
Adjusted EBITDA	$ (404)	$ (968)	$ (3,527)	$ (3,467)